Exhibit (p)(41)

Lord, Abbett & Co. LLC

Lord Abbett Distributor LLC

Lord Abbett Family of Funds

CODE OF ETHICS

April 2017

TABLE OF CONTENTS

Section No.	Description of Section	Page Number
I	Standards of Business Conduct and Ethical Principles	3
II	Personal Investment Accounts Covered	4
III	Approved Brokerage Firms	5
IV	Types of Investments and Transactions	5
V	Required Minimum Holding Periods	10
VI	Reports and Certifications	11
VII	Administration of Code	13
Appendix A	Special Rules For Independent Board Members	A-1
Appendix B	Special Rules For Temporary Employees and Consultants	B-1
Appendix C	List of Approved Broker-Dealers	C-1
Appendix D	Special Preclearance Rules For Spouses or Domestic Partners of Lord Abbett Personnel	D-1
Appendix E	Notes	E-1

I.                                        STANDARDS OF BUSINESS CONDUCT AND ETHICAL PRINCIPLES

Lord Abbett’s focus on honesty and integrity has been a critical part of its culture since the firm’s founding in 1929.  Lord Abbett is a fiduciary to the mutual funds and other client accounts (“Clients”) managed by the firm.

In recognition of these fiduciary obligations, the personal investment activities of Lord Abbett Partners and Employees (“Lord Abbett Personnel”) will be governed by the following general principles:

•                  Lord Abbett Personnel must place first the interests of Clients.

•                  Lord Abbett Personnel must conduct their personal investments consistent with the Code and in a manner that is designed to avoid or minimize any actual or potential conflict of interest or any abuse of a person’s position of trust and responsibility.

•                  Lord Abbett Personnel must not take inappropriate advantage of their positions with Lord Abbett or the Lord Abbett Family of Funds (the “Lord Abbett Funds”).

•                  Lord Abbett Personnel must comply with the Federal Securities Laws.(1)

•                  Lord Abbett Personnel must maintain all “internal use only” and/or proprietary information as confidential and not disclose or discuss such information with people outside Lord Abbett unless such disclosure is specifically permitted under another Lord Abbett policy.

•                  Lord Abbett Personnel may not give or accept favors or preferential treatment of any kind or gift or other thing in violation of Lord Abbett’s Gifts and Entertainment Policies and Procedures, or otherwise fail to comply with those policies and procedures.

•                  Lord Abbett Personnel may not become a director, officer or employee of any other company without Lord Abbett’s prior consent and, if appropriate, implementation of appropriate safeguards against conflicts of interest and apparent conflicts of interest.

•                  Lord Abbett Personnel may not participate in an outside business activity without providing prior written notice to Lord Abbett and receiving Lord Abbett’s prior consent.(2)

The independent members of the Boards of Directors/Trustees of the Lord Abbett Funds (the “Independent Board Members”) are subject to this Code as set forth in Appendix A.  Consultants and temporary employees of Lord Abbett are subject to this Code as set forth in Appendix B.

II.                                   PERSONAL INVESTMENT ACCOUNTS COVERED

The Code limitations on personal investments apply to all types of securities(3) accounts maintained in the name of any Lord Abbett Personnel or for which any Lord Abbett Personnel has a “Beneficial Ownership” interest, except for the exempt types of accounts described below.

•                  What types of accounts are covered?

Any account that that may invest in securities, including but not limited to brokerage accounts, IRA accounts, trust accounts, 401(k) and other retirement plan accounts, and dividend reinvestment or automatic investment plan accounts.

•                  You have a “Beneficial Ownership” interest in an account if:

•                  You directly or indirectly share in the profits in securities held in the account, even if you have no influence on voting or disposition of those securities.

•                  For example, you generally should consider yourself the “Beneficial Owner” of securities held in your spouse’s or domestic partner’s 401(k) and/or IRA accounts.(4)

•                  What types of accounts are not covered by all provisions of the Code (i.e., exempt from the Code in whole or in part)?

Fully Discretionary Accounts meeting the requirements specified below are not subject to certain provisions of the Code,(1) and investments in any fund (including a Lord Abbett Fund) through a Lord Abbett-sponsored health savings account are not subject to any provisions of the Code.

•                  What is a “Fully Discretionary Account”?

This is an account where you do not have any “direct or indirect influence or control” over transactions before they occur.

•                  Your account qualifies as a Fully Discretionary Account over which you have “no direct or indirect influence or control” only if:

•                  Investment discretion for the account is delegated in its entirety to an independent fiduciary and is not in any way, either directly or indirectly, shared with or retained by you;

•                  You certify in writing, at the start of your employment with Lord Abbett or upon the opening of a fully discretionary account and annually thereafter, that you have not and will not discuss any potential specific investment decisions with the independent fiduciary before any transaction; and

•                  The independent fiduciary provides written confirmation of your representations.

(1)                                 Fully Discretionary Accounts may be maintained at brokerage firms not on Lord Abbett’s list of approved firms, are not subject to preapproval or transaction limitations, or minimum holding period requirements, and may purchase (1) options on securities, (2) futures or options on commodities, currencies, or other financial instruments, and (3) Private Placement Securities, all of which are otherwise limited or prohibited under the Code.

NOTE:                               Written confirmation from the independent fiduciary is not required for separately managed accounts sponsored by broker-dealers.

•                  New Lord Abbett Personnel must disclose to Lord Abbett’s Compliance Department at the start of their employment all pertinent facts regarding any account that is a Fully-Discretionary Account or in which you have a Beneficial Ownership interest.

III.                              APPROVED BROKERAGE FIRMS

Brokerage accounts directly or beneficially owned by any Lord Abbett Personnel must be maintained at one or more of the approved firms identified in Appendix C, unless otherwise authorized by Lord Abbett’s General Counsel or Chief Compliance Officer.

NOTE: (1)  You must obtain written consent from Lord Abbett prior to opening or otherwise establishing a brokerage account.  You also must notify the brokerage firm in writing of your association with Lord Abbett.

(2)  New Lord Abbett Personnel must notify Lord Abbett’s Code of Ethics Officer in the Compliance Department of any existing brokerage account and obtain written consent to maintain the account within thirty (30) calendar days of the start of employment.

(3)  You must direct your brokerage firm(s) to send copies of all trade confirmations and monthly/quarterly statements (either in paper or electronically) to Lord Abbett’s Code of Ethics Officer in the Compliance Department.

IV.                               TYPES OF INVESTMENTS AND TRANSACTIONS

There are four categories of investments and transactions:

•                  Permitted investments that DO NOT require preapproval

•                  Permitted investments that DO require preapproval

•                  Prohibited investments

•                  Prohibited transactions

•                                         Permitted Investments

The categories of Permitted Investments and Preapproval requirements are set forth in the chart below:

Preapproval Required	Preapproval Not Required
Purchase or sale of common stock, corporate bonds, and municipal bonds	Purchase of common stock or bonds through automatic investment plan/dividend reinvestment plan
Purchase or sale of non-U.S. funds	Sale of 300 shares or less of common stock of an S&P 500 Index company
Purchase or sale of closed-end funds, exchange-traded funds (“ETFs”), and unit investment trusts (“UITs”)	Receipt of securities through bankruptcy, insolvency, or non-discretionary corporate action
Purchase or sale of equity securities of a U.S. Instrumentality(5)	Purchase or sale of U.S. registered open-end mutual funds (including all U.S. registered money market funds) that do not trade on an exchange
Purchase or sale of U.S. Government Securities,(6) debt securities of a U.S. Instrumentality, and Money Market Instruments(7)

•                                         Preapproval Requests

•                  What is preapproval?

Before you make certain investments, you must seek and receive permission from the Compliance Department.  This requirement is referred to as “preapproval.”

•                  How do I request preapproval?

You must submit your preapproval requests to the Compliance Department through the Protegent PTA system (“Protegent PTA”), or in such other manner as may be directed by the Compliance Department.

•                  How long does an approval last?

Approved requests remain effective until the earlier of:

•                  The end of the second business day after the date of approval.

Example:  If a preapproval request is approved on Monday, then you can trade until the close of business on Wednesday.

•                  You learn that Lord Abbett is considering purchasing for a Client the security that was the subject of your preapproval request.

If the effectiveness of an approval lapses for any reason, you must submit a new request and receive another approval before you may purchase or sell the security.

•                  Is there a limit on the number of preapproval requests I can make?

You may not submit more than 20 preapproval requests in any one calendar year, including requests submitted after the lapse of a previously-granted approval.  Preapproval requests for ETF transactions, however, will not count against your annual preapproval request limit.

•                  Is there a limit on the number of transactions I can make?

You may not complete more than 10 transactions requiring preapproval in any one calendar year.  Completed ETF transactions, however, will not count against your annual transaction limit.

•                  Who is responsible for keeping track of the number of preapproval requests and transactions I make?

You are responsible for ensuring that you do not exceed the number of permitted preapproval requests and transactions.  At present, Protegent PTA cannot be relied on to prevent you from exceeding the permitted number of preapproval requests and transactions.  Please contact Compliance with any questions regarding the application of the annual preapproval request and transaction limits.

•                  Are there any exemptions available for new Lord Abbett Personnel?

Without regard to the foregoing limitations on the number of preapproval requests and transactions, the General Counsel or Chief Compliance Officer may, in writing and subject to any appropriate conditions, permit new Lord Abbett Personnel to sell during their first 30 days at Lord Abbett any securities held prior to becoming Lord Abbett Personnel.

•                  Are there any special restrictions for investment personnel?

Lord Abbett Personnel who participate in non-public investor meetings (for example, earnings meetings/calls, analyst meetings, etc.) with company management or otherwise “cover” or “follow” a company, may not request preapproval to purchase or sell securities of that company for a period of 6 months after the later of the most recent investor meeting or termination of coverage of that company.  Participation in web events and other broad forums for company management that are open to buy- and sell-side firms, on the other hand, will not be treated as non-public investor meetings with company management for purposes of the above restriction.

•                  Will there ever be a period during which my ability to obtain preapproval may be suspended by Lord Abbett?

Lord Abbett may suspend your ability to engage in transactions that require preapproval during any business interruption or other period in which it is impracticable for the

Compliance Department to follow its normal procedures in responding to preapproval requests.

Special Preapproval Rules:  See Appendix D for special preapproval rules for certain transactions involving spouses or domestic partners of Lord Abbett Personnel.

•                                         Prohibited Investments(8)

The following are prohibited investments under the Code:

•                  Futures or options on commodities, currencies, or other financial instruments

•                  Short sales or purchases on margin

•                  Options with respect to any security

•                  Initial public offerings or secondary public offerings

•                  Any security issued by a company (excluding exchange-traded funds and closed-end funds) with a market capitalization of less than $3 billion at the time of purchase

•                  Private Placement Securities(9)

NOTE: (1) A Fully Discretionary Account (and certain other accounts) for Lord Abbett Personnel may purchase Private Placement Securities.(10)

(2)  Private Placement Securities that were owned prior to becoming Lord Abbett Personnel or that were acquired through an inheritance or other gift may be retained, but no additional discretionary purchases of these Private Placement Securities may be made.

(3)   The General Counsel or the Chief Compliance Officer may exempt the following from this prohibition.

•                  The purchase or holding of Private Placement Securities by Lord Abbett Personnel if such person determines there is no actual conflict with any Lord Abbett Client.

•                  The receipt of Private Placement Securities by the spouses or domestic partners of Lord Abbett Personnel as compensation for their service as directors or employees of, or consultants to, a company.

•                  The purchase of Private Placement Securities by the spouses or domestic partners of Lord Abbett Personnel to the extent required for their continued employment as directors or employees of, or consultants to, a company.

Any such exemptions will be reported to Lord Abbett’s Managing Partner promptly.(11)

•                                         Prohibited Transactions

All Lord Abbett Personnel are subject to the trading prohibitions described below.  You may not:

•                  Trade on material non-public information, or fail to comply with Lord Abbett’s Insider Trading and Receipt of Material Non Public Information Policy and Procedure.

•                  Purchase or sell a security if there has been a determination to purchase or sell that security for a Client, or the purchase or sale is under consideration for a Client.

•                  Disclose information to anyone on other than on a need-to-know basis regarding a contemplated security transaction for a Client until that transaction has been completed or abandoned.

•                  Purchase or sell any security within 7 business days before or after any Client transactions in that security.

NOTE: (1)  Any profits realized on these transactions will be forfeited to the relevant Client or as otherwise determined by Lord Abbett.

(2)  The Chief Compliance Officer or the General Counsel may exempt any transaction from this requirement if the transaction for the Lord Abbett Personnel had no material effect on and/or did not benefit from the Client transaction(s).

•                  Engage in market timing activities with respect to any Lord Abbett Fund or any other mutual fund advised or subadvised by Lord Abbett.

•                  Own 5% or more of the outstanding shares of any non-affiliated fund (i.e., any U.S. registered open-end fund not managed or subadvised by Lord Abbett).(12)

•                  Profit in the purchase and sale, or the sale and purchase, of the same (or equivalent) securities, within 60 calendar days.

NOTE: (1) Holding periods are calculated based on a “first-in, first-out” methodology.

(2)  Any profits realized on these short-term transactions will be forfeited to the relevant Client or as otherwise determined by Lord Abbett.

V.                                    REQUIRED MINIMUM HOLDING PERIODS

•                                         General

Lord Abbett Personnel must hold certain mutual fund shares for a minimum of 30 days after purchase.

•                                         Covered Funds

The minimum 30-day holding period applies to:

•                  All Lord Abbett Funds other than Lord Abbett Money Market Fund(13)

•                  Any other funds advised or subadvised by Lord Abbett

•                  Any fund held in a Lord Abbett 401(k) Retirement Plan account other than Lord Abbett Money Market Fund

•                                         Types of Accounts

The minimum 30-day holding period applies to all accounts otherwise covered by the Code, including Lord Abbett 401(k) Retirement Plan accounts.

•                                         Calculation of Holding Periods

Holding periods are calculated on a “first-in, first-out” basis.

•                                         Exceptions to Holding Period Requirements

The minimum 30-day holding period does not apply to:

•                  Sales or exchanges of a fund within 30 days after purchase as the default investment choice for automatic enrollees in the Lord Abbett 401(k) Retirement Plan.

•                  Exchanges of Lord Abbett Fund shares for shares of a newly-offered Lord Abbett Fund for a period of up to 90 days after such newly-offered Fund first accepts investments.

•                                         Requests for Exceptions

Requests for additional exceptions to the minimum 30-day holding period will be considered on a case-by-case basis.  Any such request must be approved by Lord Abbett’s Managing Partner and General Counsel or Chief Compliance Officer.

•                                         Board Reporting

Lord Abbett will report any approved exception to the Audit Committees of the Lord Abbett Funds.

VI.          REPORTS AND CERTIFICATIONS

•              Initial and Annual Holdings Reports

Lord Abbett Personnel must, except as shown in the table below, submit a report detailing all of their personal investments using the required form or as otherwise directed by the Compliance Department when they start their employment at Lord Abbett and annually thereafter.

Holdings Not Required to be Included in Initial and Annual Holdings Reports

Lord Abbett Funds purchased directly from Fund
or through Lord Abbett 401(k) Retirement Plan

Non-Affiliated Funds(14)

Any U.S. registered money market fund (including Lord Abbett Money Market Fund)

U.S. Government Securities

Money Market Instruments

Examples of holdings that must be included in initial and annual holdings reports include, without limitation:

•      Lord Abbett Funds held through a brokerage account

•      U.S. registered open-end funds advised or subadvised by Lord Abbett

•      Non-U.S. funds

•      Closed-end funds, ETFs, and UITs

•      Common stock

•      Corporate or municipal bonds

•      Debt or equity securities of a U.S. Instrumentality

•              Quarterly Transaction Reports

Lord Abbett Personnel must, except as shown in the table below, submit a quarterly report through Protegent PTA regarding all of their personal securities transactions in accordance with the requirements below.

Transactions Not Required to be Included in Quarterly Transaction Reports

Purchase of Lord Abbett Funds directly from Fund or
through Lord Abbett 401(k) Retirement Plan and redemptions

Purchase or sale of Non-Affiliated Funds

Purchase or sale of any U.S. registered money market fund
(including Lord Abbett Money Market Fund)

Purchase of common stock through reinvestment of dividends or through an automatic investment plan made in accordance with predetermined schedule

Purchase or sale of U.S. Government Securities

Purchase or sale of debt securities of a U.S. Instrumentality

Purchase or sale of Money Market Instruments

Examples of transactions that must be included in quarterly transaction reports include, without limitation, the purchase or sale of:

•      Lord Abbett Funds held through a brokerage account

•      U.S. registered open-end funds advised or subadvised by Lord Abbett

•      Non-U.S. funds

•      Closed-end funds, ETFs, and UITs

•      Common stock

•      Corporate or municipal bonds

•      Equity securities of a U.S. Instrumentality

NOTE:  You must submit a quarterly transaction report to the Compliance Department even if you had no reportable transactions during that quarter.

•              Annual Certifications

Lord Abbett Personnel must, on an annual basis, make certain certifications through Protegent PTA or in such other manner as directed by the Compliance Department, including, without limitation, that they:

•      Have received, read, and understand the Code and any amendments to the Code

•      Recognize they are subject to the Code

•      Have complied with the requirements of the Code

•      Have disclosed or reported all transactions required to be disclosed or reported

•              Due Dates for Reports and Certifications

Report	Filing Due Date	Information Current As Of
Initial Holdings Report	No later than 10 days after becoming Lord Abbett Personnel	No more than 45 days prior to becoming Lord Abbett Personnel
Annual Holdings Report	January 31st	Calendar Year End
Quarterly Transaction Report	No later than 30 days after calendar quarter	Calendar Quarter
Annual Certification	January 31st	N/A

VII.         ADMINISTRATION OF CODE

•              Distribution of Code and Amendments

The Compliance Department will ensure that copies of the Code are provided to Lord Abbett Personnel, Independent Board Members, and temporary employees and consultants in accordance with the table below.

Applicable Party	When Provided
Lord Abbett Personnel	At start of employment
Temporary employees and consultants	After six-month anniversary
Independent Board Members	At appointment or election to Board

The Compliance Department will ensure that copies of any amendment to the Code also are provided as soon as reasonably practicable after approval.  Documents may be provided through paper, electronic, or internet-based means.

•              Administration and Enforcement of Code

The General Counsel and the Chief Compliance Officer are responsible for administering and enforcing the Code, and they may appoint one or more designees to aid them in carrying out their responsibilities.  The Compliance Department is responsible for reviewing transaction and holdings reports, and certifications, and processing preapproval requests.  The Compliance Department will establish such procedures and conduct such oversight in assessing compliance with the Code as the Chief Compliance Officer, in consultation with the General Counsel, deems appropriate.  All personal transaction and holdings reports and preapproval requests submitted by the Chief Compliance Officer must be reviewed by the General Counsel.

•              Reporting Violations

Any violation of the Code must be reported promptly to the Chief Compliance Officer, or, in his absence, to the General Counsel.  The Chief Compliance Officer will bring to the attention of the Audit Committees of the Lord Abbett Funds any violation of the Code, and the action, if any, taken by Lord Abbett in response to such violation.  The Audit Committee may recommend that it is appropriate to take additional or different action.  The record of any Code violation discussion will be made a part of the permanent records of the Audit Committees.

•              Sanctions

Lord Abbett may take any action against a violator as it deems appropriate, up to and including suspension or termination from the firm.

•              Board Reporting

The Chief Compliance Officer, in consultation with the General Counsel, will prepare an “Annual Issues and Certification Report” to the Board that among other things:

•      Summarizes Lord Abbett’s procedures concerning personal investing.

•      Identifies and summarizes any changes or recommended changes to those procedures.

•      Certifies that Lord Abbett’s procedures are reasonably designed to prevent violations of the Code.

•      Summarizes any violations of the Code over the past year and any sanctions imposed.

•              Exemptions

Lord Abbett’s Managing Partner, General Counsel, or Chief Compliance Officer may exempt a proposed transaction or series of transactions from one or more provisions of the Code if it is determined that the proposal is consistent with the policy and purposes underlying the Code.(15)

APPENDIX A

SPECIAL RULES FOR INDEPENDENT BOARD MEMBERS

•              Preapproval and Reporting Requirements

General:  The Independent Board Members generally will not receive information that will subject their personal securities transactions to the requirements of this Code.  Therefore, Independent Board Members generally are not required to:

•      Obtain preapproval from the Compliance Department to purchase or sell securities.

•      Submit holdings and transaction reports to the Compliance Department.

•      This rule also applies to options received or exercised by Independent Board Members who are directors or employees of, or consultants to, a company, along with the sale of the securities underlying the options.

Voluntary Preapproval: Independent Board Members may voluntarily seek preapproval of any securities transaction at any time.

Exception Where Preapproval Required:  If, at a meeting or otherwise, an Independent Board Member learns of Lord Abbett’s or a Lord Abbett Fund’s current or contemplated investment transaction in any company, then the Independent Board Member must:

•      Promptly report this information to the Chief Compliance Officer.

•      Obtain preapproval in accordance with the Code for any personal securities transactions in that company during the 30 day period after learning such information, in accordance with Section IV of the Code.

Exception Where Quarterly Transaction Reporting Required:  An Independent Board Member must submit a quarterly transaction report to the Compliance Department pursuant to Section VI of the Code when he/she knows, or in the ordinary course of fulfilling his or her official duties as an Independent Board Member should have known, at the time of such transaction, that during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days) such security was or was to be purchased or sold by any Lord Abbett Fund or such a purchase or sale was or was to be considered by a Lord Abbett Fund.  If an Independent Board Member enters into any such transaction, he/she must report all securities transactions effected during the quarter for his or her account or for any account in which he/she has a Beneficial Ownership interest, unless it is a Fully-Discretionary Account.

Brokerage Statements:  Independent Board Members must direct their brokerage firms to send copies of all trade confirmations and monthly/quarterly statements (either in paper or electronically) to the Code of Ethics Officer in the Compliance Department.

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•              Trading Prohibitions

Independent Board Members generally are subject to the Prohibited Transactions provision in Section IV of the Code.(16)

•              Other Board Positions

Prior to becoming a director of any public company, Independent Board Members must advise Lord Abbett’s Managing Partner and discuss whether accepting such appointment creates any conflict of interest or other issues.

•              Annual Certification Requirement for Independent Board Members

Independent Board Members must comply with the annual certification requirement referenced in Section VI of the Code.

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APPENDIX B

SPECIAL RULES FOR TEMPORARY EMPLOYEES AND CONSULTANTS

Temporary employees and consultants are subject to the following rules:

•      Temporary employees and consultants who work at Lord Abbett for more than 6 months are subject to all preapproval and reporting requirements in the same manner as Lord Abbett Personnel.

•      Temporary employees and consultants who work at Lord Abbett for more than 12 months must maintain any direct or beneficially owned brokerage accounts only at the approved firms identified in Appendix C, unless otherwise authorized by the Chief Compliance Officer or the General Counsel.

NOTE:  For purposes of applying these rules, a former temporary employee or consultant who re-engages with Lord Abbett must count the period of every prior Lord Abbett engagement unless more than 6 months have lapsed since the most recent engagement.

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APPENDIX C

LIST OF APPROVED BROKER-DEALERS

Merrill Lynch*	Citi
Bank of America*	UBS
Edward Jones	Fidelity
Linsco/PrivateLedger	Schwab
Wells Fargo	Met Life
Raymond James	Morgan Stanley/Smith Barney

* Bank of America and Merrill Lynch are on separate trading platforms.

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APPENDIX D

SPECIAL PRECLEARANCE RULES FOR SPOUSES OR DOMESTIC PARTNERS OF LORD ABBETT PERSONNEL

•              Stock Options

If your spouse or domestic partner is a director or an employee of, or a consultant to, a company, his/her receipt and exercise of options to acquire securities of that company (or an affiliate) and the sale of the securities underlying those options are subject to the specific preapproval and transaction reporting requirements below.

Preapproval and Quarterly Transaction Reporting Required	Preapproval and Quarterly Transaction Reporting Not Required
Sale of underlying securities in connection with “cashless” exercise of options by spouse/domestic partner	Receipt of options by spouse/domestic partner
Sale of underlying securities after initial “cash exercise” of options by spouse/domestic partner	Exercise of options without sale of underlying securities (i.e., “cash exercise” of options) by spouse/domestic partner

•              Private Placement Securities

If your spouse or domestic partner is a director or an employee of, or a consultant to, a company and holds Private Placement Securities pursuant to an exemption received from the General Counsel or the Chief Compliance Officer as described in Section IV of the Code under the heading “Prohibited Investments — Private Placement Securities,” you must:

•      Obtain preapproval for sales of those Private Placement Securities.

•      Include sales of those Private Placement Securities in your quarterly transaction reports.

•      Include those Private Placement Securities in your annual holdings reports.

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APPENDIX E

NOTES

1.             “Federal Securities Laws” includes the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Commodity Exchange Act, Title V of the Gramm-Leach Bliley Act, and any rules adopted by the SEC or the Commodities Futures Trading Commission under any of those statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

2.             Lord Abbett Personnel also must comply with all applicable Lord Abbett policies and procedures, including the Insider Trading and Receipt of Material Non Public Information Policy and Procedure, Gifts and Entertainment Policies and Procedures and Whistleblower Policy and Procedures.

3.             The term “security” means any: (i) common or preferred stock, bond, debenture or, in general, any instrument commonly known as a security under the Federal Securities Laws; (ii) any separate security which is convertible into, exchangeable for, or which carries a right to purchase or sell, a security, including warrants; and (iii) an option, futures contract, option on a futures contract, and swap where the reference asset is a security, a securities index, or other financial indicator.

4.             “Beneficial Ownership” will be interpreted in the same manner as it would be under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1 thereunder.  Examples of “Beneficial Ownership” include: (i) securities held by your immediate family sharing the same house with you (with certain exceptions).  For purposes of the Code, immediate family includes spouse, child, and a domestic partner (of the same or opposite gender) that has been identified to Lord Abbett through enrollment in Lord Abbett’s medical, dental, or vision insurance benefit coverage  (; (ii) your interest in securities held by a general or limited partnership where you are a general partner; (iii) your interest in securities held in trust as trustee, beneficiary or settlor; and (iv) your right to acquire securities through options, rights, or other derivative securities (e.g., stock options or restricted stock from a former employer).

5              “U.S. Instrumentality” means any U.S. Government agency, authority, or instrumentality, including, without limitation, the Government National Mortgage Association, the Export-Import Bank, the Small Business Administration, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Bank, and the Tennessee Valley Authority.

6.             “U.S. Government Securities” means securities issued by the United States Treasury, including, without limitation, U.S. Treasury bills, notes, and bonds.

7.             “Money Market Instruments” includes bankers’ acceptances, bank certificates of deposit, commercial paper, or other high quality short-term debt instruments (including repurchase agreements).

8.             Lord Abbett reserves the right to make exceptions in advance of such trading based upon unusual facts and circumstances.

9.             “Private Placement Securities” refers to securities that are sold in transactions that are exempt from registration with the Securities and Exchange Commission under the Securities Act of 1933 and related rules. A typical example would be interests in a hedge fund.

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10.          The other accounts in which Private Placement Securities may be purchased are: any government plan; any collective trust fund consisting solely of retirement assets; or any stock bonus, pension, or profit sharing trust for any Lord Abbett Associate that meets the requirements for qualification under Section 401 of the Internal Revenue Code of 1986.

11.          Any holdings of, and transactions in, Private Placement Securities remain subject to all other applicable preapproval and transaction and holding reporting requirements of the Code.

12.          Your ownership of 5% or more of the outstanding shares of any Non-Affiliated Fund (as defined in Note 15 below) will not result in the imposition of any sanctions as long as you reduce your ownership below 5% within 60 days from the date you knew or should have known that your ownership was equal to or exceeded the 5% limit.

13.          “Lord Abbett Money Market Fund” means Lord Abbett U.S. Government and Government Sponsored Enterprises Money Market Fund.

14.          “Non-Affiliated Fund” means any U.S. registered open-end fund that is not advised or subadvised by Lord Abbett.

15.          Such persons may not, however, exempt their own transactions from the Code.

16.          Independent Board Members are not, however, subject to the prohibitions listed in the fourth, sixth, and seventh bullet points under the heading “Trading Prohibitions” in Section IV of the Code.

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